As filed with the Securities and Exchange Commission on June 10, 2010
Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MAXIM INTEGRATED PRODUCTS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

94-2896096
(I.R.S. Employer Identification Number)

120 San Gabriel Drive
Sunnyvale, California 94086
(408) 737-7600
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Mark J. Casper
Associate General Counsel and Secretary
Maxim Integrated Products, Inc.
120 San Gabriel Drive
Sunnyvale, California 94086
(408) 737-7600
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Craig W. Adas
Weil, Gotshal & Manges LLP
201 Redwood Shores Parkway, Suite 500
Redwood Shores, California 94065
(650) 802-3000

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Amount to be Registered
Proposed Maximum Offering Price per Unit
Title of Each Class of	Proposed Maximum Aggregate Offering Price
Securities to be Registered	Amount of Registration Fee(1)
Debt Securities
Common Stock
Preferred Stock
Warrants
Rights
Units(2)
Total:

(1)	An indeterminate aggregate offering price and number or amount of securities of each identified class is being registered as may from time to time be offered and sold at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, the registrant is deferring payment of all of the registration fee.

(2)	Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

PROSPECTUS

MAXIM INTEGRATED PRODUCTS, INC.

DEBT SECURITIES
COMMON STOCK
PREFERRED STOCK
WARRANTS
RIGHTS
UNITS

We may from time to time offer to sell our debt securities, common stock or preferred stock, either separately or represented by warrants or rights, as well as units that include any of these securities or securities of other entities. The debt securities may consist of debentures, notes or other types of debt. Our Common Stock is listed on the Nasdaq Global Select Market and trades under the ticker symbol “MXIM.” The debt securities, preferred stock, warrants, rights and units may be convertible or exercisable or exchangeable for common stock or preferred stock or other securities of ours or debt or equity securities of one or more other entities.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. These securities also may be resold by security holders. We will provide specific terms of any securities to be offered in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Our principal executive offices are located at 120 San Gabriel Drive, Sunnyvale, California 94086. Our telephone number is (408) 737-7600.

Investing in these securities involves risks. See “Item 1A — Risk Factors” in our Annual Report on Form 10-K for the year ended June 27, 2009 and our Quarterly Report on Form 10-Q for the three months ended March 27, 2010, each of which is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 10, 2010

(i)

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933. By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus. As allowed by the SEC rules, this prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should read this prospectus and any prospectus supplement together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find More Information” below. Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement.

You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with other information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated herein by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless otherwise stated, or the context otherwise requires, references in this prospectus to “we,” “us” and “our” are to Maxim Integrated Products, Inc. and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

We have filed a registration statement and related exhibits with the SEC under the Securities Act of 1933. The registration statement contains additional information about us and the securities we may issue. You may inspect the registration statement and exhibits without charge at the office of the SEC at 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates. Our SEC filings, including the complete registration statement and all of the exhibits to it are also available through the SEC’s website at http://www.sec.gov. Our internet address is www.maxim-ic.com. However, the information on our website is not a part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below, which means that we are disclosing important information to you by referring you to those documents. The information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the

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SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the year ended June 27, 2009;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended September 26, 2009, December 26, 2009 and March 27, 2010;

•	Our Definitive Proxy Statement on Schedule 14A, filed on October 26, 2009 (only with respect to Items 10, 11, 12, 13 and 14 of Part III);

•	Our Current Reports on Form 8-K filed on September 30, 2009, October 27, 2009, November 9, 2009, November 25, 2009 (only with respect to Item 5.02), December 7, 2009, April 14, 2010 (only with respect to Item 1.01) and May 13, 2010;

•	The description of our Common Stock contained in our Registration Statement on Form 8-A filed with the SEC on October 6, 2008;

•	The description of our Preferred Stock contained in our Registration Statement on Form 8-A filed with the SEC on October 6, 2008; and

•	Future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of this offering.

Upon your oral or written request, we will provide you with a copy of any of these filings at no cost. Requests should be directed to Mark Casper, Associate General Counsel and Secretary, Maxim Integrated Products, Inc., 120 San Gabriel Drive, Sunnyvale, California 94086, Telephone No. (408) 737-7600.

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USE OF PROCEEDS

Unless otherwise stated in the prospectus supplement accompanying this prospectus, we will use the net proceeds from the sale of any debt securities, common stock, preferred stock, warrants, rights or units that may be offered hereby for general corporate purposes. Such general corporate purposes may include, but are not limited to, reducing or refinancing our indebtedness, financing possible acquisitions and redeeming outstanding securities. The prospectus supplement relating to an offering will contain a more detailed description of the use of proceeds of any specific offering of securities.

DESCRIPTION OF SECURITIES

We will set forth in the applicable prospectus supplement a description of the debt securities, common stock, preferred stock, warrants, rights or units that may be offered under this prospectus.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Securities Exchange Act of 1934 that are incorporated by reference into this prospectus.

PLAN OF DISTRIBUTION

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will provide the specific plan of distribution for any securities to be offered in supplements to this prospectus.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York.

EXPERTS

The consolidated financial statements and financial statement schedule, incorporated in this prospectus by reference from Maxim Integrated Products, Inc.’s Annual Report on Form 10-K for the year ended June 27, 2009, and the effectiveness of Maxim Integrated Products, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and includes an explanatory paragraph relating to the adoption of (i) Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109, effective July 1, 2007, and (ii) Emerging Issues Task Force Issue No. 06-10, Accounting for Collateral Assignment Split-Dollar Life Insurance Agreements, effective July 1, 2007, and (2) express an unqualified opinion on the effectiveness of Maxim Integrated Products Inc.’s internal control over financial reporting), which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following statement sets forth the expenses of Maxim Integrated Products, Inc. (the “Registrant”) in connection with the offering described in this Registration Statement (all of which will be borne by the Registrant). All amounts shown are estimated.

SEC registration fee	$	*
Printing expenses		+
Legal fees and expenses		+
Audit fees and expenses		+
Miscellaneous expenses		+
Trustee fees and expenses		+

Total	$	+

*	In accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of the registration fee for the securities offered by this prospectus.

+	Estimated expenses are not presently known.

Item 15.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person was or is a party or is threatened to be made a party by reason of such person being or having been a director, officer, employee or agent of such corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transactions from which the director derived an improper personal benefit.

The restated certificate of incorporation and amended and restated bylaws, each as amended, of the Registrant provide that the Registrant will indemnify its directors and officers to the fullest extent permitted by law and that no director shall be liable for monetary damages to the Registrant or its stockholders for any breach of fiduciary duty, except to the extent provided by applicable law.

The Registrant maintains standard policies of directors’ and officers’ liability insurance.

Item 16.	Exhibits

Exhibit
Number	Description

4.1	Restated Certificate of Incorporation of the Company (incorporated by reference to Company’s Annual Report on Form 10-K for the year ended June 30, 1995)
4.2	Amendments to Restated Certificate of Incorporation of the Company (incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended June 30, 1997, to the Company’s Annual Report on Form 10-K for the year ended June 30, 1998, to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 25, 1999, and to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 30, 2000)
4.3	Amended and Restated Bylaws of the Company, as amended (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 27, 2008)
4.4	Base Indenture, dated as of June 10, 2010, between Maxim Integrated Products, Inc. and Wells Fargo Bank, National Association, as Trustee(1)
5.1	Opinion of Weil, Gotshal & Manges LLP(1)
12.1	Statement of Ratio of Income to Fixed Charges(1)
23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm(1)
23.2	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1 to this Registration Statement)
24.1	Power of Attorney (see signature page)
25.1	Statement of Eligibility of Wells Fargo Bank, National Association, as trustee, with respect to debt securities(1)

(1)	Filed herewith

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) To file an application for the purposes of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

(8) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities and Exchange Act and will be governed by the final adjudication of such issue.

(9) To supplement the prospectus, after the expiration of any warrant or right subscription period, to set forth the results of any warrant or right subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on June 10, 2010.

MAXIM INTEGRATED PRODUCTS, INC.

By:	/s/ Bruce Kiddoo
Bruce Kiddoo
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned, being a director or officer of Maxim Integrated Products, Inc., a Delaware corporation (the “Company”), hereby severally constitutes and appoints Tunc Doluca, Bruce Kiddoo and Mark J. Casper, and each of them individually, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in any and all capacities, to sign a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, or on such other form as such attorneys-in-fact, or any of them, may deem necessary or desirable, any amendments thereto, and all post-effective amendments and supplements to such Registration Statement, for the registration of the securities of the Company, each in such form as they or any one of them may approve, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them individually, full power and authority to do and perform each and every act and thing requisite and necessary to be done to the end that such Registration Statement shall comply with the Securities Act of 1933, as amended, and the applicable Rules and Regulations adopted or issued pursuant thereto, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, as any of them or their substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Tunc Doluca Tunc Doluca	President, Chief Executive Officer and Director (Principal Executive Officer)	June 10, 2010

/s/ Bruce Kiddoo Bruce Kiddoo	Senior Vice President, Chief Financial Officer and Principal Accounting Officer (Principal Financial Officer)	June 10, 2010

/s/ James R. Bergman James R. Bergman	Director	June 10, 2010

/s/ Joseph Bronson Joseph Bronson	Director	June 10, 2010

/s/ Robert E. Grady Robert E. Grady	Director	June 10, 2010

/s/ B. Kipling Hagopian B. Kipling Hagopian	Director	June 10, 2010

/s/ William D. Watkins William D. Watkins	Director	June 10, 2010

/s/ A. R. Frank Wazzan A. R. Frank Wazzan	Director	June 10, 2010